Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
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Contact:      Erin Ruhe
              Vice President and Controller
              HomeFed Corporation
              1903 Wright Place, Suite 220
              Carlsbad, CA 92008
              (760) 918-8200


     HOMEFED STOCKHOLDERS APPROVE AMENDMENTS TO CERTIFICATE OF INCORPORATION

Carlsbad, CA, July 11, 2003 - HomeFed Corporation (OTC BB: HFDC) announced today that its stockholders approved amendments to the Company's Certificate of Incorporation to implement a reverse split of the Company's common stock immediately followed by a forward split of the company's common stock. The net effect of this reverse/forward split is a 10-1 reverse stock split and a proportionate reduction in the number of shares of common stock the Company is authorized to issue to 25,000,000 shares. The reverse/forward split is expected to become effective on July 14, 2003, at 6:01 a.m. Eastern Standard Time. The Company's common stock will continue to trade on the Nasdaq OTC Bulletin Board under the new symbol "HOFD" beginning July 14, 2003.

Stockholders also approved an amendment to the Company's Certificate of Incorporation to create a class of preferred stock and to authorize 3,000,000 shares of preferred stock for issuance (although no preferred stock is being issued), approved an amendment to the Company's 1999 Stock Incentive Plan to increase to 200,000 the number of shares of common stock available under the plan and reelected all six of the Company's current directors.

About HomeFed

HomeFed is engaged, directly and through subsidiaries, in the investment in and development of residential real estate projects in the State of California. HomeFed's development projects currently consist of two master planned communities located in San Diego County, California: San Elijo Hills, and a portion of the larger Otay Ranch planning area. As development manager for these projects, HomeFed is responsible for the completion of a wide range of activities, including design engineering, grading raw land, constructing public infrastructure such as streets, utilities and public facilities, and finishing individual lots for home sites or other facilities.

For more information about HomeFed, please call Erin Ruhe, HomeFed's Vice President and Controller: telephone (760) 918-8200.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the reverse/forward stock split described herein. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see HomeFed's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 its Annual Report on Form 10-K for the year ended December 31, 2002 and its Proxy Statement for the Annual Meeting of Stockholders dated June 13, 2003. These forward-looking statements speak only as of the date hereof. HomeFed disclaims any intent or obligation to update these forward-looking statements.



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